Exhibit 99.1

The Greenrose Holding Company Announces New Leadership Appointments

- Bernard Wang Appointed as Chief Financial Officer, Effective August 8, 2022 -

- Benjamin Rose Appointed to Board of Directors, Effective August 1, 2022 -

- Key Additions Strengthen Leadership Team -

Amityville, NY – August 5, 2022 – The Greenrose Holding Company Inc. (OTC: GNRS, GNRSW) (“Greenrose” or the “Company”), a multi-state grower and producer of cannabis brands and products, is announcing two new appointments to its executive team and board of directors, effective August 2022. Bernard Wang has been appointed as the Company’s new chief financial officer, effective August 8, 2022, and Benjamin Rose has been appointed to the Company’s board of directors, effective August 1, 2022.

“We are proud to welcome two finance and cannabis industry veterans to our leadership team as we further establish Greenrose as a growing multi-state operator,” said Mickey Harley, CEO of Greenrose. “We believe Bernard and Ben’s appointments help strengthen our leadership team and add valuable cannabis expertise, as we continue ramping our operations in Arizona and Connecticut and pursue additional expansion opportunities. We look forward to leveraging their expertise to deepen our current market footprint and improve our foundation for long-term growth.”

Appointment of Bernard Wang as Chief Financial Officer

Bernard Wang joins Greenrose as the Company’s new chief financial officer following the resignation of its former CFO, Scott Cohen, on July 14, 2022. Mr. Wang is a senior finance and accounting professional with over 25 years of experience and a track record in helping both public and private companies improve their internal controls, accounting processes, and capital raising initiatives. Prior to joining Greenrose, Mr. Wang served as the interim corporate controller and director of accounting at Fat Brands Inc. (Nasdaq: FAT), where he led multiple projects to improve corporate reporting processes. He previously served as the corporate controller and vice president of finance at Canndescent, a California-based luxury cannabis flower brand company.

Mr. Wang has also held various senior finance roles at Sony New Media Solutions, Vubiquity Inc., and InterAmerican Motor Corporation. He received his BA in Economics and BS in Accounting from California State University, Northridge - School of Business Administration and Economics, and he is an active member of the California Board of Accountancy, California Society of CPAs, and American Institute of Certified Public Accountants.

Harley continued: “With Bernard’s strong public company, reporting, and cannabis industry expertise, we believe that his leadership will help us strengthen our financial controls and make continued progress on our growth objectives. We would like to thank Scott Cohen for his contributions to Greenrose during his time as CFO, and we look forward to working alongside Bernard on our executive team.”

Appointment of Benjamin Rose to Board of Directors

Benjamin Rose has been appointed to Greenrose’s board of directors. With over 25 years of experience in the investment industry, Mr. Rose brings extensive expertise with helping cannabis companies raise capital and enhance their operational foundation for growth. He is the founder and managing partner of Boundary Peak Advisors LLC, a cannabis-focused investment and advisory firm. Through his role at Boundary Peak, Mr. Rose helped facilitate Greenrose’s $105 million senior secured credit facility from DXR Finance, LLC to assist in the completion of the Company’s qualifying transaction with Theraplant. He also served as chairman of the board for MedMen (CSE: MMEN) (OTCQX: MMNFF), where he spearheaded several restructuring and governance improvements, as well as facilitated a backstopped $100 million equity private placement led by Serruya Private Equity.

Prior to Boundary Peak, Mr. Rose founded and served as the chief investment officer for Wicklow Capital, where he focused on venture investments in seed to late-stage companies across various emerging industries, such as cannabis, technology, and cryptocurrency. He has also served as a portfolio manager at Balyasny Asset Management and held various trading roles at Blue Ridge Capital, Tiger Management, and Goldman Sachs. Mr. Rose earned his BA in Economics from Harvard College, where he graduated with honors.

Harley concluded: “Ben brings a seasoned perspective to our board as we navigate our early days as a public multi-state cannabis operator. We look forward to leveraging his expertise in our continued efforts to improve our capital and operational efficiency.”

About The Greenrose Holding Company Inc.

The Greenrose Holding Company Inc. is a multi-state cultivator and producer of cannabis brands and products. Greenrose is driven by cultivation. It is understood that being a leader in the cannabis industry starts with outstanding flower derived from sophisticated genetics and scalable grow methods. Greenrose aims to be a vertically integrated company that looks for scale and horizontal consolidation. For more information, please visit www.greenroseholdings.com.

Investor Relations Contact:

Gateway Group, Inc.

Cody Slach or Jackie Keshner

(949) 574-3860

GNRS@gatewayir.com

Greenrose Contact:

Daniel Harley

Executive Vice President, Investor Relations

(516) 307-0383

ir@greenroseholdings.com